Exhibit 3.8

Business Number E0143572006 - 9 Filed in the Office of Secretary of State State Of Nevada Filing Number 20140587938 - 67 Filed On 08/14/2014 Number of Pages 3

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF GO GREEN GLOBAL TECHNOLOGIES CORP, Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada: The undersigned, the Chafrman of the Board of Directors (the "Board of Directors'') of Go Green Global Technologies Corp,, a corporation organized and existing under the Nevada Revised statutes of the State of Nevada In accordance with the provisions of Section 78 thereof (hereinafter called the "Company'') , does hereby certify : That, pursuant to the author 1 ty conferred upon the Board of Directors by the Artlcles of lncorparation of the Company, the Board of Directors on June 11 th , 2014 adopted the followlng resolutlon creating a series of 9 , 000 , 000 shares of preferred stock designated as Serles A Preferred Stock : WHEREAS, the Company's Artlcles of Incorporation authorizes 9 , 000 , 000 shares of preferred stock, $ 0 . 001 par value per share, Issuable frorri tlrne to time in one or more series (the "Prefemu : ! Stock") ; and WHEREAS, the Compeny's Articles of Incorporation auttioriZes the Board of Directors to provide by resolution for the Issuance of shares of preferred stock in one or more series, and to fix for each such series such preferences, rights and pO'vller as may be permitted by the Nevada Revised Statutes . NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors In accordance v/rth the provisions or its Artlcles of lncorPQration, the Serles A Preferred Stock of the Company be and hereby are created, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, !imitations or restrictions thereof are as follows : Section 1. Designation and Amount . Toe designation of such series of Preferred Stoel< shalf be "Series A Preferred Stock, $ 0 . 001 par value per share" ("Ser l es A Preferred Stock'') . The maximum number of shares of Series A Preferred Stock shall be 9 , 000 , 000 . Section 2. Series A Preferred Stock shan vote together wlth the Common Stock on an as - ff - converted basis. Section 4. conversion . The Series A Preferred Sieck wl!I automatically convert to Common stock upon a quallfled public offering of the CompE 1 ny's Common Stock based upon the si : z : e and price of such public offering or a sale of all or aubstantlally of the Company's assets . section 3. UquldaHon . Upon any llquldation, dissolution or winding up of the Corporation, whether voluntarlly or involuntarily, the holdern of shares of Series A Preferred stock shall be entitled, before any distribution or payment Is made upon any Common Stock, to be paid on a pro rata basis the highest of (I) the bid price quoted on the day of liquidatlon, dissolution or winding up, (il) the price paid for such shares, and (Iii) the price per share established in any merger agreement (a "Llquidat!on Pavmenr) . A consolida t i on or merger of the Corporatlon with or into any other corporation or corporations or other entity (other than a merger !n which the Corporation !s the survivor and the stockholders of the Corporation prior to such merger own more than a majority of the voting securities of the Corporation following such merger), a transaction or a series of related transac!fons In which the stockholders of the Corporation transfer a majority of the voting securities of the Corporation to any person or a sale, lease or transfer of all or substantially an of the assets of the Corporation shall be deemed to be a llquldatlon, dissolution, or winding up of the Corporatlon . Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or Involuntary . after the holders of shares of Serles A Preferred Stock shall have been paid in full the Uquldatlon Payment, the remaining assets of the Corporation may be distr i buted ratably per share to the holders of Common Stock . Section 4. Reorganlzaijons and Related Transactions. In the event of a reorganization, share exchange, sale, conveyance, or reclassification, In a transaction or series of related transactions, including where there ts a shift In more than fifty percent Of the voting power of the Corporation ("Change of Control") , each share of Series A Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Serles A Preferred Stock would have been entitled to receive If the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock Immediately prior to such reorganization, share exchange, sale, conveyance or reclasslflcation . In the event of a merger or consolfdatlon to which the Corporation Is a party which results In a Change of Control, each share of Series A Preferred Stock shall, after such merger or consol!dation, be convertible at the option of the holder Into lhe kind and number of shares of stock andJor other securities, cash or other property which the holder of such share of Series A Preferred Stock would have been entitled t o receive if the hO \ der had held !he Common Stock Issuable upon conversion of such share of Series A Preferred Stock immediately prior to such consolidation or merger ptus all accrued and unpaid dlvidends on such shares of Se!1es A Preferred Stock through the conversion.